EXHIBIT 99.1

Conference Call:	Today, December 22, at 11:00 a.m. EST
Dial-in numbers:	212/676-5256 or 888/489-9497
Webcast/replay:	www.seracare.com (select “Investor Relations”—Web replay available for 30 days)
Replay Information:	Phonereplay available for three days at 800/633-8284 or
402/977-9140 (reservation #21174939).

News Announcement	FINAL

SERACARE REPORTS FISCAL 2003 RESULTS

- Initiates FY ‘04 Financial Guidance of Approximately $4.2 Million Net Income on Sales of $26.7 Million -

OCEANSIDE, California, December 22, 2003 — SeraCare Life Sciences, Inc. (Nasdaq: SRLS), an innovative developer and provider of human and animal based diagnostic, therapeutic, and research products for the life science industry, today reported financial results for the fourth quarter and year ended September 30, 2003. The Company also initiated financial guidance for fiscal 2004.

Net sales for fiscal 2003 were $23.2 million compared to $25.3 million in fiscal 2002. Net income for fiscal 2003 was $2.6 million, or $0.31 per diluted share, as compared to net income of $3.6 million, or $0.44 per diluted share, in fiscal 2002.

The Company is pleased that although net sales to SeraCare’s two largest customers declined by $5.0 million from 2002 to 2003, overall net sales only declined by $2.1 million in 2003 compared to 2002. This is due in large part to diversification of its customer base.

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SeraCare Life Sciences, 12/22/03	page 2 of 5

Fourth quarter and fiscal 2003 results reflect the impact of SeraCare’s purchase of BioMedical Resources, Inc. (BMR), acquired in July 2003. The purchase price of approximately $4.0 million was comprised of $400,000 in SeraCare common stock and the balance in cash. BMR is a provider of disease-state antibody products that complements and extends SeraCare’s existing operations in the disease state market. Net income for the fiscal 2003 third and fourth quarters reflect additional expenses related to the commercial launch of the SeraCare BioBank™ (“BioBank”), continued development expense for new animal component free and protein free cell culture media products, and expenses related to the integration of BMR.

BioBank is a proprietary repository of blood and genetic samples and medical data designed for enhancing drug discovery and development, therapeutic target validation and diagnostic product development.

Commenting on fiscal 2003 results, Michael F. Crowley, Jr., SeraCare’s President and CEO, said, “It was a milestone year for SeraCare as we built the foundation for future growth. We developed new specialty products and services which we expect will further differentiate our company in its markets, and targeted exciting high-margin areas with BioBank. Based on the initial responses from customers regarding BioBank, we continue to be optimistic about its long-term prospects.

“The acquisition of BMR marked another important step in our growth strategy. We consider this acquisition to be our model for future acquisitions as we expect the acquisition to deliver a broad range of strategic, financial and operational benefits. We continue to seek acquisition candidates that are accretive to earnings and complement our existing product lines, leading to a broader range of products that we can offer to our current customers.

“I am pleased to note that our new year is already off to a promising start. Early in October, we announced a new two-year $10 million dollar line of credit. While we do not anticipate an immediate need for the full line of credit, this additional source of capital gives SeraCare greater flexibility as we look to grow the Company through prudent acquisitions and other strategic initiatives. We were also pleased to announce, in October, the availability of our BioBank Rheumatoid Arthritis collection. This is the second specialized collection of patient data and samples made available to biopharmaceutical and pharmaceutical communities and is just one of our efforts to further enhance the value of what already appears to be a very promising new product.”

SeraCare Life Sciences Fiscal 2004 Outlook

In fiscal 2004, SeraCare expects revenue of approximately $26.7 million, with net income after taxes of approximately $4.2 million.

The Company’s fiscal 2004 financial guidance includes anticipated development expenses relating to BioBank and the cell culture media products of approximately $0.8 million. Furthermore, the Company expects revenue related to these product lines to increase each quarter as they continue to gain visibility and acceptance in the market.

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SeraCare Life Sciences, 12/22/03	page 3 of 5

About SeraCare Life Sciences:

SeraCare Life Sciences, Inc. develops, manufactures, and sells innovative blood based products and cell culture products for the biotechnology, pharmaceutical, and diagnostic markets. Its offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, and BioBank, a proprietary database of medical information and associated blood, plasma, DNA and RNA samples. For additional information about SeraCare Life Sciences, Inc., please visit the Company’s web site at www.seracare.com.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. Such forward looking statements include (i) the Company’s statements regarding its expectations for its BioBank and cell culture media product lines, (ii) the Company’s expectation that its acquisition of BioMedical Resources will deliver a broad range of strategic, financial and operational benefits, and (iii) statements under the heading “SeraCare Life Sciences Fiscal 2004 Outlook.” The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Such factors include, but are not limited to (i) market demand for plasma and plasma-based products, (ii) the Company’s ability to retain its existing customers and attract new ones, (iii) the Company’s ability to successfully roll out its BioBank and cell culture media offerings, including acceptance of this new system and products by the Company’s current and prospective customers, (iv) the Company’s access to adequate blood and plasma raw materials on terms consistent with its existing contracts, (v) the Company’s ability to successfully implement its growth strategy, and (vi) the Company’s ability to accurately forecast its future operating results given its short history as a stand alone public company. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2003 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Sarah Neugebauer	Nathan Ellingson, David Collins
SeraCare Life Sciences, Inc.	Jaffoni & Collins Incorporated
760/806-8922, or sarah@seracare.com	212/835-8500 or srls@jcir.com

- tables follow-

SeraCare Life Sciences, 12/22/03	page 4 of 5

SeraCare Life Sciences, Inc.

Condensed Unaudited Statements of Income

(In thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002
Sales	$4,905	$5,488	$23,203	$25,308
Cost of sales	3,175	4,019	16,075	17,933

Gross profit	1,730	1,469	7,128	7,375
Selling general and administrative expenses	1,178	625	4,233	3,895

Income from operations	552	844	2,895	3,480
Other (expense) income	(23)	13	6	170

Income before income tax expense	529	857	2,901	3,650
Income tax expense(1)	53	6	285	25

Net income	$476	$851	$2,616	$3,625

Earnings per common share:
Basic	$0.06	$0.12	$0.35	$0.49

Diluted	$0.06	$0.11	$0.31	$0.44

Weighted average shares:
Basic	7,680	7,374	7,488	7,374

Diluted	8,579	8,375	8,321	8,315

(1)	For the three- and twelve-month periods ended September 30, 2003 the Company accrued tax at approximately a 10% rate mainly due to a two year California state imposed moratorium on the use of a California NOL carryforward.

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SeraCare Life Sciences, 12/22/03	page 5 of 5

SeraCare Life Sciences, Inc.

Condensed Unaudited Balance Sheets

(In thousands, except share amounts)

	As of September 30,
	2003	2002
ASSETS

Current assets:
Cash and cash equivalents	$2,989	$4,818
Accounts receivable, net	5,969	2,168
Inventory	10,553	8,314
Prepaid expenses and other current assets	225	320

Total current assets	19,736	15,620
Property and equipment, net	1,228	856
Goodwill	6,775	3,514
Other assets	113	—

Total assets	$27,852	$19,990

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,888	$1,214
Accounts payable to related parties	2,415	744
Accrued expenses	626	755
Related-party bridge note	2,500	—

Total current liabilities	7,429	2,713

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, no par value, 25,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 25,000,000 shares authorized, 7,714,492 and 7,374,078 shares issued and outstanding, respectively	1,750	1,220
Additional paid-in capital	13,519	13,519
Retained earnings	5,154	2,538

Total stockholders’ equity	20,423	17,277

Total liabilities and stockholders’ equity	$27,852	$19,990

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